Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SEV, Inc.
(A Development Stage Company)

We hereby consent to this inclusion in this Registration Statement on Form S-1/A, of our report dated December 9, 2009, of SEV, Inc. relating to the financial statements as of July 31, 2009 and 2008 and the period from inception (May 28, 2008) through July 31, 2009, including the audited balance sheets as of July 31, 2009 and 2008, and the related statements of operations, stockholders equity (deficit), and cash flows for the years then ended and for the period from inception (May 28, 2008) to July 31, 2009, and the reference to our firm under the caption “Experts” in the Registration Statement.

 /s/ M&K CPAS, PLLC
 Houston, Texas
July 6, 2010